SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC 20549




                                     FORM 8-K

                                  CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): June 29, 2000


                     GREAT AMERICAN FINANCIAL RESOURCES, INC.
                (Exact Name of Registrant as Specified in Charter)


          Delaware                     1-11632             06-1356481
   (State of other Jurisdiction       (Commission         (IRS Employer
        Of Incorporation)              File Number         Identification. No)


        250 East Fifth Street
        Cincinnati, OH 45202                                 45202
   (Address of Principal Executive Offices)                (Zip Code)



        Registrant's telephone number, including area code: (513)333-5300



                          American Annuity Group, Inc.
          (Former Name or Former Address, if Changed Since Last Report)

   INFORMATION TO BE INCLUDED IN THE REPORT



   Item 5.Other Events.


        On June 29, 2000, the Registrant issued a press release with respect to the preliminary settlement of certain class action litigation and a charge to be included in the Registrant's second quarter earnings for liabilities related to various litigation matters. A copy of such release is attached hereto as Exhibit 7(c)(1).





   Item 7.Financial Statements, Pro Forma Financial Information and Exhibits.


        (c)(1) Press Release dated June 29, 2000

   EXHIBIT 7(c)(1)

   FOR IMMEDIATE RELEASE

   For: Great American Financial Resources, Inc.    Contact: Mark F. Muething
        250 E. Fifth Street                         Executive Vice President
        Cincinnati, OH  45202                       513-333-5515

   Web Site: http://www.gafri.com


    GREAT AMERICAN FINANCIAL RESOURCES REACHES PRELIMINARY AGREEMENT TO SETTLE
                    CLASS ACTION AND WILL TAKE SPECIAL CHARGE


   CINCINNATI, OH, June 29, 2000   Great American Financial Resources, Inc.
   (NYSE:GFR) today announced that it has reached a preliminary agreement to settle a class action lawsuit brought against the Company's subsidiary, Great American Life Insurance Company. In the action, which was filed in state court in Cincinnati in February 1999, the plaintiffs alleged on behalf of a group of current and former GALIC policyholders, that GALIC had not properly administered the annuitization feature on a group of policies by not permitting the tax-free transfer of the annuity value of such annuities to other product providers, without the imposition of a surrender charge, and had credited interest on policies in a manner not consistent with the terms of the policies and the marketing materials. The Company has denied that it failed to abide by any terms of its policies.

   In the proposed settlement, GALIC has agreed (i) to create a fund against which certain former policyowners who were not permitted to annuitize their policies can submit claims for all or a portion of their surrender charges and payment of additional interest, (ii) to make a one-time lump-sum credit of additional interest to existing policyholders holding fixed rate annuities (with certain minor exceptions) whose policies remain in force one year after the effective date of the settlement, and (iii) to make a one-time offer to certain annuity holders to allow the transfer of all or a portion of their existing two-tier annuity to a single-tier market based annuity issued by GALIC or another of the Company's subsidiaries (subject to
   proration).   The Company expects that the total cost of the settlement will be $22 - $25 million. The settlement is subject to the parties reaching a definitive agreement and Court approval of the terms of the settlement. Policyholders will be provided with notice of the proposed settlement within the next several months.
                                      -more-

   S. Craig Lindner, President and CEO of GAFRI, commented, "Although we continue to believe that GALIC's actions have consistently been in accordance with the terms of its policies and applicable law, we recognized that defending this type of action would require us to devote significant resources. We are pleased that in this settlement we are able to provide value to our policyholders through increased credits to their current annuities and through a conversion program."



   The Company's earnings for the second quarter will include a charge of up to $0.50 per share after tax for liabilities related to various litigation in which the Company is a defendant, most significant of which is the settlement of the above mentioned class action. The balance of the charge is for other litigation matters, including an adverse jury verdict rendered in a case in Dallas County, Texas which the Company intends to appeal. The charge represents amounts that the Company has already agreed to pay and estimates of the ultimate liability in cases not yet finalized.

                                       ****

   Through its subsidiaries, GAFRI markets traditional fixed, equity-indexed and variable annuities and a variety of life, supplemental health and long-term care insurance.

   The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. This document contains certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. GAFRI undertakes no obligation to update any forward-looking statements.

   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    GREAT AMERICAN FINANCIAL RESOURCES, INC.


   Date:  June 29, 2000             By: William J. Maney
                                    Executive Vice President
                                    And Chief Financial Officer